Exhibit 10.1
Execution Version
AMENDMENT NO. 2 TO AMENDED AND RESTATED MASTER SENIOR SECURED NOTES NOTE PURCHASE AGREEMENT
This AMENDMENT NO. 2 TO AMENDED AND RESTATED MASTER SENIOR SECURED NOTES NOTE PURCHASE AGREEMENT, dated as of November 9, 2022 (this “Amendment”), is entered into by and among WeWork Companies LLC, a Delaware limited liability company (the “Company”), WW Co-Obligor Inc., a Delaware corporation (the “Co-Obligor”), StarBright WW LP, a Cayman Islands exempted limited partnership (the “Purchaser”), acting by its general partner, StarBright Limited, a Cayman Islands exempted company, and SoftBank Vision Fund II-2 L.P., a limited partnership established in Jersey (“SVF II”), acting by its manager, SB Global Advisers Limited, a limited company incorporated under the laws of England and Wales (“SB Global Advisers”).
RECITALS
A.    Pursuant to the Amended and Restated Master Senior Secured Notes Note Purchase Agreement, dated as of October 20, 2021, by and among the Company, the Co-Obligor and the Purchaser, as amended by Amendment No. 1 to Amended and Restated Master Senior Notes Note Purchase Agreement, dated as of December 16, 2021 (“Amendment No. 1”), by and among the Company, the Co-Obligor and the Purchaser (as so amended, the “Note Purchase Agreement”), the Purchaser extended the Commitment and agreed to purchase from the Company, from time to time, up to US$550,000,000 aggregate original principal amount of 7.50% senior secured notes due February 12, 2024 (the “Notes”), on the terms and subject to the conditions of the Note Purchase Agreement, including the form of indenture attached as Exhibit A thereto (the “Notes Indenture”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Note Purchase Agreement and this Amendment shall be construed in accordance with Section 1.2, 1.3 and 1.4 of the Note Purchase Agreement, mutatis mutandis.
B.    Reference is also made to (i) that certain Credit Agreement, dated as of December 27, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by the Fifth Amendment (as defined below), the “Credit Agreement”), by and among the Company, SoftBank Group Corp., a Japanese joint-stock company (the “SoftBank Obligor”), the Issuing Creditors (as defined therein) and L/C Participants (as defined therein) from time to time party thereto, Goldman Sachs International Bank (“GSIB”), as senior tranche administrative agent and shared collateral agent, and the other parties thereto and (ii) that certain Fifth Amendment to the Existing Credit Agreement, to be entered into after the date hereof (the “Fifth Amendment”), by and among the Company, the SoftBank Obligor, SVF II, acting by its manager, SB Global Advisers, the Issuing Creditors and L/C Participants party thereto, GSIB, as senior tranche administrative agent and shared collateral agent, and the other parties thereto.
C.    The parties hereto wish to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as set forth in Section 9 hereof, the parties agree as follows:
1.Amendments to the Note Purchase Agreement and Notes Indenture. The terms of and agreements under the Note Purchase Agreement and/or the Notes Indenture, as applicable, are hereby amended as follows:

(a)Notwithstanding anything to the contrary in the Note Purchase Agreement, (i) the Commitment, maturity date of the Notes and Draw Period is hereby extended from February 12, 2024 to March 15, 2025, with corresponding changes to the defined terms “Notes” and “Draw Period,” the recitals, Section 2.2 of the Note Purchase Agreement and the Form of Note, mutatis mutandis; and (ii) the aggregate principal amount of Notes subject to the Commitment of the Purchaser or SVF II (as applicable) to purchase Notes from time to time at the Purchase Price under the Note Purchase Agreement shall not exceed US$500,000,000 (the “Revised Commitment”).
(b)The date used in the definition of “Restricted Period” in Section 2.3(b) of the Note Purchase Agreement: (i) is hereby amended, effective as of the date hereof, from “December 12, 2022” to “December 12, 2023” and (ii) is further amended, effective as set forth in, and subject to, Section 9 hereof, from “December 12, 2023” to “January 15, 2025.”
(c)The terms of, and agreements under, the Note Purchase Agreement and/or the Notes Indenture will be amended prior to the first Closing Date as follows: (i) to provide that, in the event that the aggregate principal amount of Notes issued and outstanding under the Note Purchase Agreement on the date this Section 1(c) becomes effective in accordance with Section 9 hereof exceeds US$500,000,000 (such excess, the “Effective Date Excess Amount”), the Company shall promptly (and in any event within two Business Days) repay, prepay, repurchase, redeem, legally defease or otherwise retire (or cause to be repaid, prepaid, repurchased, redeemed, legally defeased or otherwise retired) such Effective Date Excess Amount at a price equal to 100% of such Effective Date Excess Amount (plus any applicable accrued and unpaid interest on the Effective Date Excess Amount) such that the remaining aggregate principal amount of Notes issued and outstanding does not exceed US$500,000,000; (ii) to provide that on or after February 15, 2024 to, but, excluding, the maturity date of the Notes (such period, the “Extension Period”), the interest per annum that will accrue on the principal amount of the Notes then outstanding will be increased from 7.50% to 11.00%; (iii) to provide that any such accrued and unpaid interest during the Extension Period will be paid in-kind by increasing the principal amount of the Notes then outstanding, effective as of each applicable interest payment date as set forth in the Notes Indenture, by an amount equal to the amount of interest accrued for each applicable interest period (“PIK Interest”), with such PIK Interest calculation to be applied (x) in the case of Notes issued and outstanding prior to February 15, 2024, to interest accruing from February 15, 2024 to, but excluding, the maturity date of the Notes, and (y) in the case of Notes issued and outstanding on or after February 15, 2024, to interest accruing from the date of issuance of such Notes to, but excluding, the maturity date of the Notes; and (iv) to provide that, in the event that the aggregate principal amount of Notes issued and outstanding under the Note Purchase Agreement, together with any PIK Interest that would accrue as calculated above from the date of determination of the Extension Period Excess Amount (as defined below) during the Extension Period to the maturity date of the Notes, exceeds US$500,000,000 at any time during the Extension Period (such excess, the “Extension Period Excess Amount”), the Company shall promptly (and in any event within two Business Days) repay, prepay, repurchase, redeem, legally defease or otherwise retire (or cause to be repaid, prepaid, repurchased, redeemed, legally defeased or otherwise retired) such Extension Period Excess Amount at a price equal to 100% of such Extension Period Excess Amount (plus any applicable accrued and unpaid PIK Interest on the Extension Period Excess Amount) such that the remaining aggregate principal amount of Notes issued and outstanding, together with any PIK Interest that would accrue as calculated above from the date of determination of the Extension Period Excess Amount during the Extension Period to the maturity date of the Notes, does not exceed US$500,000,000 during the Extension Period. For the avoidance of doubt, calculations of any Extension Period Excess Amount described in this Section 1(c) shall only take into account the PIK Interest that will accrue in respect of Notes that are issued and outstanding from the date of determination of such Extension Period Excess Amount during the Extension Period to the maturity date of the Notes. In accordance with Section 3 and subject to Section 9 hereof, SVF II hereby ratifies and reaffirms its Commitment (as revised by the Revised Commitment) to purchase Notes from time to time in accordance with the terms of the Note Purchase Agreement and this Amendment.
2.Use of Proceeds. The Company and the Co-Obligor jointly and severally represent, covenant and agree that:
(a)Subject to compliance with Section 2.5 of the Note Purchase Agreement and the satisfaction of the conditions precedent set forth therein with respect to the issuance, sale and purchase of the Notes, and notwithstanding any other provision to the contrary contained in the Note Purchase Agreement, the proceeds from the sale of any Notes pursuant to the Note Purchase Agreement will not be used for any purpose other than for general corporate purposes; provided, that such proceeds may be used to: (i) fund cash collateral required pursuant to Sections 2.4, 2.13 and/or 11.1 of the Credit Agreement; or (ii) fund cash collateral in respect of a Continuing Letter of Credit (as defined in the Credit Agreement) pursuant to Section 3.1(b) of the Credit Agreement (clauses (i) and (ii) of this Section 2.1(a) being collectively referred to as “Cash Collateral Funding Obligations”).
(b)If and to the extent the Company has unfulfilled obligations to satisfy Cash Collateral Funding Obligations under the Credit Agreement at the time it receives proceeds from SVF II from a sale of Notes pursuant to a Draw Notice delivered under the Note Purchase Agreement, the Company shall apply such proceeds as follows: first, to satisfy such unfulfilled Cash Collateral Funding Obligations but only in the amount and to the extent of such unfulfilled Cash Collateral Funding Obligations and second, for any other general corporate purposes. For the avoidance of doubt, except in the circumstances set forth in the preceding sentence, the Company shall be entitled to use the proceeds from the sale of any Notes pursuant to the Note Purchase Agreement for any general corporate purposes. Upon any request to draw under the Note Purchase Agreement, the Company shall deliver to SVF II an officer’s certificate signed on behalf of the Company by a senior officer of the Company, stating that such proceeds from the applicable sale of Notes will be used in compliance with this Section 2(b).
3.Assignment.
(a)In accordance with the terms and conditions of Section 8.2(c) of the Note Purchase Agreement and subject to Section 9 hereof, the Purchaser assigns and transfers to SVF II, and SVF II assumes and accepts from the Purchaser, all of the Purchaser’s rights, obligations, liabilities, benefits, duties, title and interest under the Note Purchase Agreement (including the rights under the Note Purchase Agreement to purchase all or any portion of the Notes) and agrees that, in accordance with and subject to Section 9 hereof, SVF II expressly assumes all of the rights, obligations, liabilities, benefits, duties, title and interest of the Purchaser under the Note Purchase Agreement (including the rights under the Note Purchase Agreement to purchase all or any portion of the Notes). SVF II makes the representations and warranties set forth in Section 5 of the Note Purchase Agreement as of the date hereof and as of the Fifth Amendment Effective Date (as defined below), and shall make such representations and warranties as of any other date specified in the Note Purchase Agreement, as if SVF II were the Purchaser thereunder.
(b)The Company and the Co-Obligor acknowledge and accept such assignment to SVF II and agree that SVF II shall be entitled to the full benefit of the Note Purchase Agreement as if SVF II were the Purchaser thereunder and that StarBright WW LP shall be unconditionally and irrevocably released and discharged from all obligations, liabilities, claims, demands, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs of any kind whatsoever, in all cases solely in its capacity as the Purchaser under, and to the extent arising from or related to, the Note Purchase Agreement, in all cases only in accordance with and subject to Section 9 hereof.

4.Information Rights. The Company and the Co-Obligor acknowledge, covenant and agree that upon the reasonable prior written request by SVF II, and as long as the Commitment or any Notes are outstanding, the Company and the Co-Obligor will use their reasonable best efforts to cooperate with SVF II in connection with the preparation of a comprehensive capital structure optimization plan for the Company and to provide, as promptly as reasonably practicable, all information reasonably requested by SVF II in connection with the foregoing with respect to the business and operations of the Company and the Co-Obligor, as applicable; provided, that, notwithstanding the foregoing, SVF II shall not be entitled to receive any information to the extent that (i) disclosure of such information is not permitted by, or would otherwise violate, any applicable law or statute, or any judgment, order, rule or regulation of any court or arbitrator or governmental, regulatory or self-regulatory authority, or would contravene any contractual agreement to which the Company, its direct or indirect parent entities or their respective subsidiaries are subject, or (ii) the Company determines in good faith that such information would be reasonably likely to jeopardize, compromise or otherwise waive attorney-client privilege, the work product doctrine or other similar evidentiary privileges or doctrines.
5.Commitment Premium. In connection with this Amendment, the Company and the Co-Obligor jointly and severally agree to pay to SVF II cash premiums in United States Dollars equal to an aggregate of 2.00% of the Revised Commitment (the “Commitment Premium”), which shall be earned in full upon effectiveness of this Section 5 in accordance with Section 9 hereof and shall be payable as follows: (i) on January 10, 2023, 0.50% of the Revised Commitment; (ii) on April 10, 2023, 0.50% of the Revised Commitment; (iii) on July 10, 2023, 0.50% of the Revised Commitment; and (iv) on October 10, 2023, 0.50% of the Revised Commitment. The foregoing premiums to be paid in accordance with this Section 5 are in addition to, and not in lieu of, any other amounts that may be payable to the Purchaser or SVF II, or any of their respective successors or assigns, pursuant to this Amendment, the Note Purchase Agreement or the Notes Indenture and shall be made without any deduction or withholding for any taxes or fees of any kind whatsoever, unless the obligation to deduct or withhold is required by applicable law, in which case, the payments shall be grossed up by any necessary amount such that the payment received, net of any taxes or fees, will equal the original payment due. In connection with the foregoing, the parties hereto (i) agree that the Commitment Premium will be treated as an option premium payment for U.S. federal income tax purposes that is not subject to U.S. federal income tax withholding and (ii) shall file all tax returns consistent with, and take no position inconsistent with, such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

6.Representations and Warranties. The Company and the Co-Obligor hereby jointly and severally represent and warrant to the Purchaser and SVF II, the Purchaser hereby represents and warrants to the Company, the Co-Obligor and SVF II, and SVF II hereby represents and warrants to the Company, the Co-Obligor and the Purchaser, in the case of the Company and the Co-Obligor as to themselves, and in the case of the Purchaser and SVF II, as to themselves and only with respect to the representations and warranties contained in clause (a) and clause (b)(i) below, as of the date of this Amendment that:
(a)this Amendment and the Note Purchase Agreement, as amended hereby, (i) constitute a valid and legally binding agreement of the Company and the Co-Obligor, the Purchaser, or SVF II, as applicable, subject to the Enforceability Exceptions and (ii) have been duly authorized, executed and delivered and all action required to be taken by the Company and the Co-Obligor, the Purchaser, or SVF II, as applicable, for the due and proper authorization, execution and delivery of the Amendment has been or will be duly and validly taken on or prior to the date hereof; and

(b)the execution, delivery and performance by the Company and the Co-Obligor, the Purchaser or SVF II, as applicable, of this Amendment (i) do not require the consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority; and (ii) do not and will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of the Company or the Co-Obligor pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or the Co-Obligor is a party or by which the Company or the Co-Obligor is bound or to which any property, right or asset of the Company or the Co-Obligor is subject, (B) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or the Co-Obligor or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii)(A) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.Tax Status. Unless not legally entitled to do so, (i) to the extent SVF II is entitled to an exemption from or reduction of withholding tax with respect to payments made under Section 5, SVF II shall deliver to the Company and the Co-Obligor, at the time or times reasonably requested by the Company or the Co-Obligor, such properly completed and executed documentation reasonably requested by the Company or the Co-Obligor as will permit such payments to be made without withholding or at a reduced rate of withholding and (ii) SVF II if reasonably requested by the Company or the Co-Obligor, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Co-Obligor, as will enable the Company to determine whether or not SVF II is subject to withholding, backup withholding, or information reporting requirements or other tax reporting requirements.
8.Reference to and Effect on the Note Purchase Agreement. On and after the date hereof, (i) SVF II shall become a party to the Note Purchase Agreement and (ii) each reference in the Note Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Note Purchase Agreement, as amended hereby.
9.Effectiveness. The provisions set forth in Sections 1 (except for Section 1(b)(i), which shall become effective on the date hereof), 2, 3 (except for SVF II’s representations and warranties as of the date hereof set forth in Section 3(a)), 4, 5, and 7 hereof shall not become effective until the date on which the Fifth Amendment becomes effective in accordance with the terms set forth therein (such date, the “Fifth Amendment Effective Date”). The remainder of the provisions of this Amendment shall become effective as of the date hereof. In the event that the Fifth Amendment Effective Date does not occur on or before February 28, 2023 (the “Termination Date”), this Amendment shall terminate and be of no force or effect, except for Section 1(b)(i), which shall survive any such termination of this Amendment. For clarity, notwithstanding anything to the contrary set forth herein, if the Fifth Amendment Effective Date does not occur on or before the Termination Date and this Amendment terminates or the provisions set forth in the first sentence of this Section 9 do not become effective, (x) the assignment by and release of StarBright WW LP in Section 3 shall not become effective, (y) StarBright WW LP shall remain bound by its obligations under Amendment No. 1 and (z) StarBright WW LP ratifies and reaffirms all of its obligations under Amendment No. 1. in its capacity as the Purchaser under Amendment No. 1 and the Note Purchase Agreement.
10.Miscellaneous. Section 8.2 (Benefit of Agreement and Assignments), Section 8.4 (Amendment, Waiver and Consent), Section 8.9 (Governing Law; Submission to Jurisdiction; Venue), Section 8.10 (Severability), Section 8.11 (Entirety), Section 8.13 (Construction) and

Section 8.16 (Currency) of the Notes Purchase Agreement is incorporated by reference herein, mutatis mutandis, as if expressly set forth herein.
11.Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.
12.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
13.Full Force and Effect. The Note Purchase Agreement, subject to this Amendment, shall remain in full force and effect.
14.Further Assurances. The parties hereto also agree to take all such actions as the other parties may reasonably request to effectuate the intent and purposes, and to carry out the terms, of this Amendment and the Note Purchase Agreement as amended hereby, including to amend the Notes Indenture (including, but not limited to, to amend Section 6.01 thereof to provide that failure to comply with clauses (i) and (iv) of Section 1(c) hereof shall constitute an “Event of Default”) prior to the first Closing Date.
[signature pages begin on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

WEWORK COMPANIES LLC

By:/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer and Secretary

WW CO-OBLIGOR INC.

By:/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer and Secretary
[Signature Page to Amendment No. 2 to A&R Master Senior Secured Notes Note Purchase Agreement]

STARBRIGHT WW LP
Acting by: STARBRIGHT LIMITED, its general partner

By: /s/ Stephen Lam
Name: Stephen Lam
Title:    Director

[Signature Page to Amendment No. 2 to A&R Master Senior Secured Notes Note Purchase Agreement]

SOFTBANK VISION FUND II-2 L.P.
By: SB Global Advisers Limited, acting as manager of SoftBank Vision Fund II-2 L.P.

By: /s/ Navneet Govil
Name: Navneet Govil
Title: Director

[Signature Page to Amendment No. 2 to A&R Master Senior Secured Notes Note Purchase Agreement]